UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIFE DIGITAL SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	4899	82-48686828
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

50 California St, #1500

San Francisco, CA 94111

1 (415) 439-5260

(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporate Creations Network Inc.

8275 South Eastern Avenue, #200

Las Vegas, NV 89123

Telephone: (302) 351-3367

(Name, Address, and Telephone Number for Agent of Service)

Copies to:
BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 S. Main Street, Suite 1410 Salt Lake City, UT 84111

Attn: Chase Chandler, Esq.
Telephone: (801) 303-5772

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company smaller reporting, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, par value $0.001 (2)	30,000,000	$0.10	$3,000,000	$327.30

Total	30,000,000		$3,000,000	$327.30

____________________

(1)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Shares of newly issued common stock to be offered by the registrant in the Primary Offering (as hereinafter defined).
(3)	The fee is calculated by multiplying the aggregate offering amount by .0001091, pursuant to Section 6(b) of the Securities Act of 1933.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (APPLIFE DIGITAL SOLUTIONS, INC.) MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _______________, 2021

Applife Digital Solutions, Inc.

30,000,000 Shares of Common Stock Being Offered by the Company in the Primary Offering

This prospectus relates to the sale of 30,000,000 shares of common stock, par value $0.001, of Applife Digital Solutions, Inc. (referred to herein as the “Company” or “Applife Digital Solutions, Inc.”), by the Company on a best efforts basis (the “Primary Offering”) at a public offering price of $0.10 per share. The Primary Offering terminates 12 months after commencement on ___________________, 2021. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO, Matthew Reid. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to sustain continued operations, or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

Our common stock is quoted on the OTC Link LLC alternative trading system (“OTC Link”), operated by OTC Markets Group, Inc., under the symbol “ALDS”. As of May 20, 2021, the last reported sale price for our common stock was $0.14 per share. Prior to this offering, there has been a limited market for our securities. While our common stock is quoted on the OTC Link, there has been negligible trading volume. There is no guarantee that an active trading market for our common stock will develop. We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2021.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “we,” “us,” or “our” refer to Applife Digital Solutions, Inc.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create eCommerce and Cloud based businesses and to invest in other ecommerce or cloud-based businesses for a share of their revenue. Our goal is to build and invest in projects that make life, business and living easier, more efficient and just smarter.

We are a development stage company with a limited operating history, operations, and revenues and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

Where You Can Find Us

Our offices are currently located at 50 California St., Suite 1500, San Francisco, CA 94111.  Our telephone number is (415) 439-5260.

Summary of the Offering

Newly issued common stock being registered pursuant to the Primary Offering:	30,000,000 shares of common stock

Primary Offering price:	$0.10 per share

Primary Offering period:	From the date of this prospectus until 12 months following the commencement of this offering

Number of shares outstanding after the offering:	164,488,320 shares of common stock

Market for the common stock:

Our common stock is quoted on the OTC Link alternative trading system under the symbol “ALDS”. As of May 20, 2021, the last reported sale price for our common stock was $0.14 per share. Prior to this offering, there has been a limited market for our securities. While our common stock is quoted on the OTC Link, there has been negligible trading volume.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, purchasers of our common stock may find it difficult to resell the securities offered herein should the purchasers desire to do so when eligible for public resale.

Our officers and directors are not purchasing shares in this offering.

Use of proceeds:

We estimate that we will receive approximately $3,000,000 in gross proceeds if we sell all of the shares in the Primary Offering, and we will receive estimated net proceeds (after paying offering expenses) of approximately $2,975,000 if we sell all of those shares. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to:

Applife Digital Solutions, Inc. 50 California St., Suite 1500 San Francisco, CA 94111

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed on March 5, 2018 and have only recently begun operations.  We have a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our maintain or increase our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar floor safety products, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee continued sales of our products or services.

The Company’s business is focused on providing digital technology to create eCommerce and Cloud based businesses. We cannot provide any assurance that our products and services will sell or continue to sell at rates they have historically.  Our products and services may become less attractive compared to competing products and services, and our business would be harmed.

We may be unable to effectively implement our business model and expand.

Our business model and growth and marketing strategy is predicated on its ability to introduce our products and services to the market. We cannot assure that we will be able to execute our business plan, introducing our products and services into new markets, that customers will embrace our products compared to competing products and services already well established in those markets, that any of the target markets will adopt our products and services, or that prospective customers will agree to pay the prices for our products and services in those new markets we plan to charge. In the event prospective customers resist our products and services and paying the prices we will charge, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

Although our financial statements have been prepared on a going concern basis, we must raise additional capital to fund our operations in order to continue as a going concern

RBSM, LLP, our independent registered public accounting firm for the fiscal year ended June 30, 2019, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended June 30, 2019, indicating that we have received recurring losses from operations, will require additional capital to funds its current operations and has substantial doubt about our ability to continue as a going concern. If we are unable to raise additional capital, we may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CEO and key employee, Matt Reid.  Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Mr. Reid is currently devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its CEO, Mr. Reid, has not been determined based on arm’s length negotiation. While management believes that Mr. Reid’s current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of his services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of May 20, 2021, the Company’s CEO, Mr. Reid, owns approximately 75.90% of the Company’s outstanding Common Stock. By virtue of such stock ownership, Mr. Reid is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

Unanticipated costs may force the Company to obtain additional capital or financing from other sources or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

 The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully launch our apps and websites, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

Our success also depends in part on our management’s expertise managing a public company, and our management has no expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Matt Reid, our CEO and director, has no experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

Due to the fact that our chief executive officer and director is located in China, your rights as an investor in the United States may be limited in the following ways.

Our chief executive officer and director, Matt Reid, resides in China and operates the Company from China. As a result, as an investor you may have difficulty effecting service of process within the United States against our non-U.S. resident officer and director.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may become involved in intellectual property disputes, which may disrupt our business and require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement, which, if successful, could disrupt our business, cause us to pay significant damage awards or require us to pay licensing fees.  We may also be required to pay penalties, judgments, royalties or significant settlement costs.  If we fail or are unable to develop non-infringing technology our business could suffer.

Third parties may misappropriate our proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies developed by us. If proprietary technologies developed by us were stolen or misappropriated, they could be used by other parties who may be able to use the technologies for their own commercial gain. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

RISKS RELATING TO OUR COMMON STOCK

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001 per share, of which 134,689,404 shares are issued and outstanding as of May 20, 2021. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●That a broker or dealer approve a person’s account for transactions in penny stocks; and

●The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●Obtain financial information and investment experience objectives of the person; and

●Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●Sets forth the basis on which the broker or dealer made the suitability determination; and

●That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. Accordingly, investors may have a difficult time selling their shares.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Because our CEO and director, Mr. Reid, owns a majority of our outstanding common stock, he could authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

We are susceptible to general economic conditions, natural catastrophic events and public health crises, and a potential downturn in advertising and marketing spending by advertisers could adversely affect our operating results in the near future.

Our business is subject to the impact of natural catastrophic events, such as earthquakes, or floods, public health crisis, such as disease outbreaks, epidemics, or pandemics, and all these could result in a decrease or sharp downturn of economies, including our markets and business locations in the current and future periods. The outbreak of the coronavirus (COVID-19) resulted in increased travel restrictions, and shutdown of businesses, which may cause slower recovery of the economy. Economic uncertainties have arisen that could potentially impact our development and roll-out of products, deliverables related to contract performance, payments from vendors, supply chain disruptions or delays, timing of obtaining capital as well as other potential business operation disruptions. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration. Other financial impact could occur, but such potential impact is unknown at this time. We may experience impact from quarantines, market downturns and changes in customer behavior related to pandemic fears and impact on our workforce if the virus continues to spread. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which the coronavirus impacts our results will depend on future developments and reactions throughout the world, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus. It is likely to result in a potential material adverse impact on our business, results of operations and financial condition. Wider-spread COVID-19 globally could prolong the deterioration in economic conditions and could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short-term ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

Risks Related to our Financial Condition and Capital Requirements

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues. We incurred a net loss of approximately $3.948,255 for the year ended June 30, 2020, and our accumulated deficit increased to approximately $5,609,891 as of June 30, 2020.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We will require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet these sales objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the year ended June 30, 2020, were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended June 30, 2020, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have experienced recurring losses from operations and negative cash flows from operating activities, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, as noted above, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

Risk Factors Related to Our Common Stock and This Offering

We have used an arbitrary offering price.

The offering price per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If an established market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues. In addition, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. Additionally, stocks traded on the OTC Link are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Purchasers of our stock will experience dilution.

At June 30, 2020, we had a negative net tangible book value of approximately ($0.01) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock (assuming a $0.10 per share public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.01 per share (assuming all 30,000,000 shares in the Primary Offering are sold at $0.10, which is the midpoint of the price range set forth on the cover page of this prospectus). See the “Dilution” section below for a more detailed explanation.

THE OFFERING

This prospectus relates to the sale of 30,000,000 shares of common stock, par value $0.001, of the Company at a price of $0.10 per share on a best efforts basis. This offering (the “Primary Offering”) terminates 12 months after commencement of this offering. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CEO and director, Matthew Reid. There is no minimum amount of common shares required to be purchased, and the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

USE OF PROCEEDS

We estimate the net proceeds to us from this offering will be approximately $2,975,000, based on an offering price of $0.10 per share, after deducting estimated offering expenses payable by us.

The following table summarizes how we anticipate using the gross proceeds of the Primary Offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering.  We anticipate that the net proceeds of the Offering will be used primarily to execute our business plan.   The precise amounts that the Company will devote to its programs will vary depending on numerous factors. In the event that we sell less than the maximum shares offered in the Primary Offering, our first priority is to pay fees associated with registration of our stock and other public company costs.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Gross Proceeds	$750,000	$1,500,000	$2,250,000	$3,000,000

Expected offering expenses	$25,000	$25,000	$25,000	$25,000

Net Proceeds	$725,000	$1,475,000	$2,225,000	$2,975,000

Public company costs	$50,000	$50,000	$50,000	$50,000

Inventory & Product Development	$75,000	$75,000	$75,000	$75,000

Potential Acquisition(s)	$100,000	$250,000	$800,000	$1,000,000

Advertising and marketing	$300,000	$1,000,000	$1,000,000	$1,500,000

Staffing	$100,000	$100,000	$300,000	$350,000

Total	$725,000	$1,475,000	$2,225,000	$2,975,000

The Company anticipates that the estimated $3,000,000 gross proceeds from the offering would enable it to purchase new inventory, improve product development, expand operations, and fund its other capital needs for the next fiscal year. In the event that the offering is not completed, the Company will likely be required to seek additional financing as the Company needs a minimum of approximately $$350,000 in gross proceeds to implement its business plan and support its operations over the next twelve months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The shares for sale by the Company in the Primary Offering of 30,000,000 shares will be sold at $0.10 per share. In determining the public offering price of the Primary Offering shares, we considered several factors including:

•Our start-up status;

•Prevailing market conditions, including the history and prospects for the industry in which we compete;

•Our future prospects; and

•Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue, or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

While there is no established public trading market for our common stock, our common stock is quoted on the OTC Link alternative trading system operated by OTC Markets Group, Inc., at the “OTCQB” level under the symbol “ALDS”.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders

We had 53 shareholders of record of our common stock as of May 20, 2021.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value as of June 30, 2020, of approximately ($0.01) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

Most of the Company’s current shareholders acquired shares at a cost substantially less than $0.10 per share, whereas outside investors purchasing shares in the offering will pay a price of $[ ] per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.01per share, assuming all 30,000,000 shares being offered by the Company are sold at $0.10 per share, which the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses payable by us. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s common stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering, and assuming the shares are sold at $0.10 per share, which the midpoint of the price range set forth on the cover page of this prospectus:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	$0.10	0.10	0.10	0.10
Net tangible book value per share before offering	$(0.01)	(0.01)	(0.01)	(0.01)
Increase per share attributable to investors	$0.01	0.01	0.01	0.01
Pro forma net tangible book value per share after offering	$0.01	(0.01)	(0.01)	(0.01)
Dilution per share to investors	$0.10	0.10	0.10	0.10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 18 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create and invest in eCommerce and Cloud based businesses that make life, business and living easier, more efficient, and just smarter.

Plan of Operation

Our marketing and business management/executive team will operate from both Shanghai China and our offices in San Francisco. We will continue to explore new concepts and opportunities to invest in projects that meet our criteria We have incurred expenses and operating losses, as part of our activities in developing e-commerce platforms, B2BCHX, OFFICEHOP, ROOSTER ESSENTIALS and Global Hemp Service The capital we raise will go into marketing, acquisitions and revenue generation. This will take our vision forward and to the next level.

The APPlife Digital Solutions business model is two-fold. First, is to market our current in-house developed projects OfficeHop, B2BCHX, ROOSTER ESSENTIALS ecommerce and cloud based business over the next year, work to add partnerships like the Global Hemp Service LLC and to add additional in-house developed projects including DRINX starting in the 1st quarter of 2022  We plan to engage multiple resources, add staff and create partnerships as needed and as capital becomes available to market and grow revenue for B2BCHX, OFFICE HOP, and ROOSTER ESSENTIALS .

The second, but equally important part of our business model is to target acquisitions and projects that can be assisted by our marketing and capitalization capabilities where we can play an active role in the project’s success and make the acquisitions to add to our revenue stream. We seek acquisition targets that have a model that fits our vision and area of interest, is currently generating revenue with room for growth and a strong management team that will stay on board and continue to operate the entity post acquisition.

Our current projects:

B2BCHX is our first fully developed app that is available in Google Play and a functioning ecommerce and mobile website.  B2BCHX allows business owners around the world to order three levels of background checks in English on Chinese companies to prevent fraudulent business transactions, to gather information in order to gain confidence when doing business with a Chinese entity or to pursue legal remedy against fraudulent Chinese Company. The reports are researched and written by a licensed law firm in Shanghai China in a partnership agreement with B2BCHX. These reports are not auto generated and are carefully researched to give our users the most accurate information.  The retail price for each report is $79, $399 and $1299. The partnership with the law firm is on a 20% revenue share, which leaves B2BCHX an 80% per report profit margin to cover development expenses, maintenance and profit.

ROOSTER ESSENTIALS ecommerce website, mobile website and app (iOS and Google Play), has been developed and launched BETA operations in the third quarter of fiscal year 2020 and is launching its full commercial operations in the 2nd quarter of 2021.  ROOSTER ESSENTIALS is an online men’s grooming supply store, and it allows men to fully customize which products they receive and set up an auto-delivery schedule for each product for automatic recurring delivery. ROOSTER currently carries over 200 products from over 80 brands.  We anticipate the sources of revenue will come from purchases averaging $500 per user, per year and advertising and sponsorships. Men’s grooming products are the fastest growing segment of Health and Beauty. Currently a $26 Billion dollar market is forecasted to reach $100 billion by 2024.

OFFICE HOP is entering Beta testing in May of 2021 and will be ready for commercial operations as early as June 2021. OFFICE HOP fits perfectly into the needs of the post Covid working world, where short term offices and meeting rooms will be in high demand. The OFFICE HOP model is like Airbnb for short term shared or private office space and meeting rooms. Those offices that have an extra office, shared desk, an empty meeting room or conference room may list the space and act as a host for a user. Those users in need of a short-term shared desk, meeting room or private office may locate one on our platform and rent it out for use as needed by the hour, half day, full day, week or month. We will also offer access to creative spaces such as photo studios and pop-up art galleries and will offer restaurants with private rooms a way to rent out the space with a menu included for group or lunch meetings. The revenue is expected to come from the 10-15% service fee charged to Users for finding and making a transaction with one of our listed properties and the 10-15% service fee to the Hosts upon a successful transaction by a user, for a total of 20%- 30% for each transaction.  The platform is global. We will begin operations in North America and Europe and then eventually operate in South America and Asia.

Global Hemp Services LLC is a low risk and low cost participation in the fast growing Hemp and CBD market space. We have licensed out our fully functional ecommerce platform in exchange for a 15% equity position and 2.5% revenue share, with exclusive rights to purchase an additional 36% of the equity (for a total of 51%) upon reaching revenue benchmarks. Global Hemp Service distributes Hemp and CBD products globally, including Hemp based building materials, textiles, plastics, paper, personal care items and various CBD products. They will distribute wholesale to shops and stores and retail directly to consumers.

Our DRINX project is in early stage of development and we believe the beta version will be ready by the 1st quarter of fiscal year 2022.  DRINX app allows anyone to purchase a virtual drink ticket anywhere and at any time for friends and colleagues.  We anticipate the sources of revenue will come from advertising and sponsorships from alcohol companies promoting products on the app, user fee of $0.99 to send each drink and discounts provided by the bars and restaurants for purchases made by the app.

Results of Operations for Three Months Ended March 31, 2021 and March 31, 2020

Revenue

For the three months ended March 31, 2021 and 2020, we generated $1,410 and $1,312, respectively. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the three months ended March 31, 2021 and 2020 we had operating losses of $760,234 and $511,723, respectively.  This loss was due primarily to the stock compensation and professional fees paid to consultants.

Other Income (Expense)

For the three months ended March 31, 2021 and 2020, we incurred $79,241 and $45,215 of other expenses, respectively, which was due to interest expense on notes payable. We recorded gain of $75,733 during the three months ended March 31,2021 and a loss of $32,690 for three months ended March 31, 2020 due to change in fair value of derivative liability.

Net loss

We reported a net loss of $763,742 and $589,628 for the three months ended March 31, 2021 and 2020, respectively.

Results of Operations for Nine Months Ended March 31, 2021 and March 31, 2020

Revenue

For the nine months ended March 31, 2021 and 2020, we generated revenue of $3,716 and $1,458, respectively, through our subsidiary Rooster. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the nine months ended March 31, 2021 and 2020 we had operating losses of $2,416,063 and $2,618,740, respectively. This decrease in operating loss of $186,521 was primarily due to the impairment expense recognized in the prior year offset, by an increase in spending on advertising and consulting fees in the nine months ended March 31, 2021.

Other Income (Expense)

For the nine months ended March 31, 2021 and 2020, we incurred $416,017 and $163,698 of other expense, respectively, which was due to interest expense of $453,048 and $113,375. The Company had other gain and loss in the amounts of $78,245 and $50,323 for nine months ended March 31, 2021 and 2020, respectively, due to change in fair value of derivative liability and a loss on extension of notes payable of $41,214 and $0 during the nine months ended March 31, 2021 and 2020.

Professional Fees

Professional fees were $701,417 and $743,461 for the nine months ended March 31, 2021 and 2020, respectively. The Company expects professional fee costs to increase as the Company is a public reporting company with the Securities and Exchange Commission, which requires that it maintain relationships with both PCAOB registered audit firms and securities counsel to assist with the SEC reporting requirements. In addition, the Company may also attempt to purchase other entities or assets and operations of other entities if the advantageous situation presents itself. This could require the Company to incur substantial professional fees.

Net loss

We reported a net loss of $2,832,080 and $2,782,438 for the nine months ended March 31, 2021 and 2020, respectively.

Working Capital

March 31, 2021
Current assets	$614,596
Current liabilities	441,141
Working capital	$173,455

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern

As reflected in the accompanying financial statements, the Company has minimal revenue generating operations and has an accumulated deficit $8,441,971 and $5,609,891 as of March 31, 2021 and June 30, 2020, respectively. In addition, the Company has experienced negative cash flows from operations since inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. There can be no assurance that any additional financings, would be available to the company unsatisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 6, creates additional uncertainty. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.

Liquidity and Capital Resources

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Net Cash Used in Operating Activities	$(634,762)	$(491,741)
Net Cash Used in Investing Activities	–	–
Net Cash Provided by Financing Activities	983,000	546,444
Net Increase in Cash	$348,238	$54,703

Our cash was $433,945 on March 31, 2021.  We recorded a net loss of $2,832,080 for the nine months ended March 31, 2021. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our apps and business operations.  We anticipate generating revenues with our B2BCHX app, but only minimal revenues for our other apps over the next twelve months.  Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan.  If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and consolidated financial condition.  There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity.  Due to our operating losses, our operations have not been a source of liquidity.  We will need to obtain additional capital in order to expand operations and become profitable.  In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders.  There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned marketing efforts and development of our apps, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

•Curtail the development of our apps,

•Seek strategic partnerships that may force us to relinquish significant rights to our apps, or

•Explore potential mergers or sales of significant assets of our Company.

Operating Activities

During the nine months ended March 31, 2021 and 2020, the Company used $634,762 and $491,741 in cash to fund our operating activities, respectively.  The cash used in operating activities in 2020 are the result of net loss during the period offset primarily by amortization of debt discount, stock compensation expense an increase in working capital accounts.  During the nine months ended March 31, 2020, the cash used was primarily the result of stock compensation and changes in working capital accounts.

Financing Activities

Net cash provided by financing activities was $983,000 and $546,444 during the nine months ended March 31, 2021 and 2020, respectively. The increase in financing activities is primarily from the proceeds of notes payable of $1,048,000 and $120,000 from the sale of common stock in 2021 less payments $185,000 on notes payable.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 1, “Summary of Significant Accounting Policies,” of the Notes to Financial Statements included in this Form 10-Q, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, “Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material on the Company’s financial statements and financial statement disclosures

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

DESCRIPTION OF PROPERTY

The Company’s office space is provided free of charge by its officer and director, Matthew Reid. The Company does not own or lease any other property.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o APPlife Digital Solutions, Inc. 50 California St., Suite 1500, San Francisco, CA 94111.

Name and Address	Age	Position
Matthew Reid	51	CEO, CFO, President, Secretary and Director
Michael Wheeler	45	Chief Legal Officer
Don Savant	57	Director
Tracy Gray	56	Director
Sid Ganis	80	Director
Richard Walden	74	Director

Matthew Reid, 49, CEO, CFO, President, Secretary and Director.  Matthew Reid is an experienced founder who has worked in the venture capital and private equity industry for the past 15 years where he has focused on sales, management, marketing and business development.  He has owned and operated several successful businesses ranging from a commercial real estate mortgage company to a media investment group.  During the last five years Mr. Reid has been working for himself developing projects that eventually lead to the creation of the Company and has not worked at any other companies.  Mr. Reid holds a Bachelor of Arts degree from New York University.

Michael Wheeler, 45, CLO.  Michael Wheeler has served as our Chief Legal Officer since April 2021. Mr. Wheeler has also served since March 2018 as CLO for a private SaaS company focused on SEO/SEM services. From September 2002 to January 2008, Mr. Wheeler was a Capital Markets attorney at Sidley Austin LLP and from February 2008 to March 2009 was Counsel as an M&A attorney at Akin Gump Strauss Hauer & Feld LLP.  Mr. Wheeler has had his own sports and entertainment agency since February 2008.  Mr. Wheeler holds a dual major B.S. in Environmental Sciences and French from New Hampshire University and a J.D. from Rutgers School of Law- Newark.

Don Savant, 57, Director.  Don Savant was the President of Global Sales IMAX Corp. for three years starting in January 2016. Savant was a Managing Director at Asia Pacific IMAX Corp. for fifteen years before becoming President of Sales, Development and Film Distribution for IMAX China for four years starting in June 2011.

Tracy Gray, 56, Director.  Tracy Gray is a former Systems Engineer on the Space Shuttle program. Gray also worked in the Office of the Mayor of Los Angeles and was a Managing Director of The 22 Fund. Gray has been a member of the Board of Directors of Exergy Systems and Isidore Recycling which was acquired by Homeboy Recycling.

Sid Ganis, 80, Director. Sid Ganis is the founder of Out of the Blue Entertainment and former President of Paramount Pictures. Ganis was Chairman of Columbia Tristar and President of the Academy of Motion Picture Arts and Sciences. Ganis is currently a member of the Board of Directors of Academy of Motion Picture Arts and Sciences and Immersion Corp IMMR. Ganis has previously advised Nokia and Dolby and been a member of the Board of Directors of Marvel Entertainments and The Void.

Richard Walden, 74, Director. Mr. Walden is currently President, CEO and Founder of Operation USA, a Los Angeles-based non-governmental organization specializing in disaster relief as well as international and domestic health care and economic development projects. Walden guided Operation USA to share the 1997 Nobel Peace Prize Walden also coordinated Operation USA’s work with UNESCO, NASA’s Jet Propulsion Laboratory, and with the Lawrence Livermore and Los Alamos National Laboratories. Richard is also an active California-licensed attorney and, earlier in his career, served as Commissioner of the California Health Facilities Commission.

Board Composition

Our By-Laws provide that the Board of Directors which shall constitute the whole board shall not be less than one (1) nor more than seven (7) or such other maximum number of directors as permitted by the Nevada General Corporation Law.  The maximum or minimum number of directors cannot be changed, nor can a fixed number be substituted for the maximum and minimum numbers, except by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has decided not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is RBSM, LLP.

Code of Ethics

The Company does not have a written code of ethics that applies to the Company’s officers.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Don Savant, Tracy Gray and Sid Ganis are independent directors.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

EXECUTIVE COMPENSATION

Summary Compensation

Matt Reid, our chief executive officer, chief financial officer, president, secretary and director does not currently take any formal salary for his services to the Company.  He was issued 12,239,209 founders shares at inception, and on September 27, 2018, he was issued 90,000,000 shares for his services to be rendered over the next four years. Michael Wheeler, our chief legal officer, receives $2,000 per month for his services, plus restricted shares of common stock as determined by the board of directors.

Outstanding Equity Awards

Our directors and officers have stock that has not vested and are expected to receive stock options in the future.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors. They have been issued shares and options.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no formal employment contracts, or other contracts with our officers or directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists, as of May 20, 2021, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 134,689,404 shares of our common stock issued and outstanding as of May 20, 2021. Unless otherwise indicated, the address of each officer and director listed below is c/o APPlife Digital Solutions, Inc., 50 California St, #1500, San Francisco, CA 94111.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Matt Reid, CEO, CFO, Secretary and Director,	Common	102,239,109 Shares	75.90%
Michael Wheeler, Chief Legal Officer	Common	607,207	0.45%
Don Savant, Director	Common	381,579	0.28%
Tracy Gray, Director	Common	381,579	0.28%
Sid Ganis, Director	Common	375,000	0.28%
All Officers and Directors	Common	103,984,474 Shares	77.18%
Stephen Solarsh	Common	11,900,327 Shares	8.84%

RELATED PARTY TRANSACTIONS

Due to Officer

During 2018, the Company received advances from its officer to pay for operating expenses. The balance due to the officer at June 30, 2020 and June 30, 2019 was $6,428 and $9,580. There are no definitive repayment terms and no interest is accruing on these advances.

Due to Smartrade

At June 30, 2020 and 2019, the Company had a balance payable totaling $0 and $61,034, respectively, for the purchase of investment in Smartrade.  The investment was fully impaired as of June 30, 2020 (See Note 2).

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Matthew Reid, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Reid will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. Reid intends to sell the shares being registered according to the following plan of distribution:

•Shares will also be offered to friends, family, and business associates and contacts of Mr. Reid.

Mr. Reid will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

•he must not be subject to a statutory disqualification;

•he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•he must not be an associated person of a broker-dealer;

•he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Reid will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). Neither Mr. Reid, nor any of his affiliates, will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•prospectus, with subscription agreement, is delivered by the Company to each offeree;

•the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;

•each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•once approved by counsel, the subscription is accepted by Mr. McGuire, and the funds deposited into an account labeled: Applife Digital Solutions, Inc. within four (4) days of acceptance;

•subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following:

Applife Digital Solutions, Inc.
50 California St.

Suite 1500

San Francisco, CA 94111

All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system, which has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, an independent director is one who is not an executive officer or an employee of the company and who does not have a relationship that, in the opinion of the board of directors, would interfere with exercising independent judgment in carrying out a director’s responsibilities. Our board of directors has determined that three of our directors qualify as independent directors.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 134,689,404 shares are issued and outstanding as of May 20, 2021. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Security Holders

As of May 20, 2021, there were 134,689,404 shares of our common stock issued and outstanding, which were held by 53 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged Action Stock Transfer Corp., as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

Action Stock Transfer Corp.

2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121

(801) 274-1088

Admission to Quotation on the OTC Bulletin Board or Another Over-the-Counter Quotation Board

We are listed on the OTCQB tier of OTC Markets Group’s over-the-counter market.  As we are traded on the over- the-counter markets, security holders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The over-the-counter quotation boards differ significantly from national and regional stock exchanges in that they

(1) are not situated in a single location but operate through communications of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialists” common to stock exchanges.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was a limited public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 134,689,404 shares of our common stock prior to this offering, and we will have outstanding 164,689,404 shares of our common stock after conclusion of this offering. All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of our common stock then outstanding; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of June 30, 2020, have been included herein in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111. Brunson Chandler & Jones, PLLC is the record holder of 25,000 shares of common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years ended June 30, 2020 and June 30, 2019 there have been no disagreements with the Former Accounting Firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Accounting Firm would have caused them to make reference thereto in their report on the financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

Applife Digital Solutions, Inc.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _______________, 2021

Financial Statements

APPlife Digital Solutions, Inc.

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	June 30, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$433,945	$85,707
Prepaid expenses	137,278	388,426
Inventories	43,373	43,675
Other current assets	-	7,574
Total assets	614,596	525,382

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$186,323	$113,469
Common stock payable	54,999	80,000
Notes payable - current, net	148,701	522,283
Derivative liabilities	44,690	248,173
Due to officer	6,428	6,428
Total current liabilities	441,141	970,353

Notes payable - noncurrent, net	1,171,745	-
Deferred revenue	-	-
Total liabilities	1,612,886	970,353

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 500,000,000 shares authorized; 134,488,320 and 127,037,531 shares issued and outstanding as of March 31, 2021 and June 30, 2020, respectively	134,488	127,037
Additional paid-in capital	7,309,193	5,037,883
Accumulated (deficit)	(8,441,971)	(5,609,891)
Total stockholders’ deficit	(998,290)	(444,971)
Total liabilities and stockholders’ deficit	$614,596	$525,382

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020

Revenue	$1,410	$1,312	$3,716	$1,458
Cost of goods sold	(3,973)	(83)	(5,467)	(222)
Gross profit (loss)	(2,563)	1,229	(1,751)	1,236

Operating expenses	757,671	512,952	2,414,312	2,105,283
Impairment of investment	-	-	-	500,055
Loss from equity method investment	-	-	-	14,638
Total operating expenses	757,671	512,952	2,414,312	2,619,976

Loss from operations	(760,234)	(511,723)	(2,416,063)	(2,618,740)

Other income (expense)
Interest expense	(79,241)	(45,215)	(453,048)	(113,375)
Loss on extension of notes payable	-	-	(41,214)	-
Change in fair value of derivative liability	75,733	(32,690)	78,245	(50,323)

Net loss before provision for income taxes	(763,742)	(589,628)	(2,832,080)	(2,782,438)

Provision for income taxes	-	-	-	-

Net loss	$(763,742)	$(589,628)	(2,832,080)	$(2,782,438)

Basic and diluted loss per share	$(0.02)	$(0.02)	(0.07)	$(0.09)

Average number of common shares outstanding - basic and diluted	41,437,015	33,699,619	39,780,656	31,924,158

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, December 31, 2019	123,537,531	$123,537	$3,226,849	$(3,854,446)	$(504,060)
Stock compensation	1,000,000	1,000	99,000	-	100,000
Common stock issued for services	-	-	351,564	-	351,564
Conversion of notes payable to equity	250,000	250	24,750	-	25,000
Eliminate derivative liability upon repayment of debt	-	-	-	-	-
Net loss	-	-	-	(589,628)	(589,628)
Balance, March 31, 2020	124,787,531	$124,787	$3,702,163	$(4,444,074)	$(617,124)

Balance, June 30, 2019	119,059,674	$119,059	$1,796,170	$(1,661,636)	253,593
Common stock issued for cash	1,000,000	1,000	99,000	-	100,000
Stock compensation	-	-	1,054,691	-	1,054,691
Common stock issued for services	4,527,857	4,528	731,923	-	736,451
Conversion of notes payable to equity	200,000	200	6,794	-	6,994
Eliminate derivative liability upon repayment of debt	-	-	13,585	-	13,585
Net loss	-	-	-	(2,782,438)	(2,782,438)
Balance, March 31, 2020	124,787,531	$124,787	$3,702,163	$(4,444,074)	$(617,124)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, December 31, 2021	133,960,606	133,960	6,780,958	(7,678,229)	$(763,311)
Stock compensation	-	-	417,753	-	417,753
Common stock issued for services	527,714	528	70,482	-	71,010
Equity component of issuance of convertible notes	-	-	40,000	-	40,000
Net loss	-	-	-	(763,742)	(763,742)
Balance, March 31, 2021	134,488,320	$134,488	$7,309,193	$(8,441,971)	$(998,290)

Balance, June 30, 2020	127,037,531	127,037	5,037,883	(5,609,891)	(444,971)
Common stock issued for cash	1,200,000	1,200	118,800	-	120,000
Stock compensation	-	-	1,120,878	-	1,120,878
Common stock issued for services	5,229,030	5,230	460,148	-	465,378
Issuance of common stock payable	140,199	140	25,096	-	25,236
Shares issued for prepayment penalty	277,012	277	45,237	-	45,514
Payment of notes payable with issuance of common stock	604,548	604	74,366	-	74,970
Loss on extension of notes payable	-	-	41,214	-	41,214
Eliminate derivative liability upon repayment of debt	-	-	125,238	-	125,238
Equity component of issuance of convertible notes	-	-	260,333	-	260,333
Net loss	-	-	-	(2,832,080)	(2,832,080)
Balance, March 31, 2021	134,488,320	$134,488	$7,309,193	$(8,441,971)	$(998,290)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,832,080)	$(2,782,438)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Amortization	231,785	73,085
Issuance of common stock for services	465,378	737,451
Shares issued for prepayment penalty	45,514	-
Loss on extension of notes payable	41,214	-
Stock compensation expense	1,120,878	1,054,691
Impairment of investment	-	500,055
Loss from equity method investment	-	14,638
Change in fair value of derivative liability	(78,245)	50,323
Changes in operating assets and liabilities:
Accounts Receivable	7,574	(7,574)
Prepaid expenses and other current assets	251,148	(62,522)
Inventories	302	(37,455)
Common stock payable	235	(25,417)
Accounts payable and accrued expenses	111,535	(6,578)
Net cash (used) in operating activities	(634,762)	(491,741)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	1,048,000	520,000
Proceeds from issuance of common stock	120,000	-
Payment on notes payable	(185,000)	(9,506)
Payment on amounts due to Smartrade	-	(59,898)
Payment on amounts due to officer	-	(3,152)
Proceeds from issuance of common stock	-	99,000
Net cash provided from financing activities	983,000	546,444

Net increase in cash and cash equivalents	348,238	54,703
Cash and cash equivalents, beginning of period	85,707	65,654
Cash and cash equivalents, end of period	$433,945	$120,357

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,153	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Conversion of notes payable to equity	$-	$5,119
Eliminate derivative liability upon repayment of debt	$125,238	$13,585
Issuance of common stock payable	$25,236	$-
Equity component of issuance of convertible notes	$260,333	$-
Payment of notes payable with issuance of common stock	$74,970	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. The Company’s mission is using digital technology to create APPs and websites that make life, business and living easier, more efficient and just smarter.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s subscription service that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

OFFICE HOP, incorporated on January 28, 2021, is a wholly owned subsidiary of the Company. OFFICE HOP is a global sharing model platform for short term rentals of office and meeting rooms. Users can find an office or conference space for half-day, full-day, or weekly rental. Hosts can list their spare office or meeting rooms.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.  There can be no assurance that any additional financings, would be available to the Company on satisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 5, creates additional uncertainty.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries in which the Company holds a controlling financial interest as of the financial statement date. All intercompany transactions have been eliminated in consolidation. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2020, as filed with the SEC on September 25, 2020. Operating results for the nine months ended March 31, 2021 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the fiscal year ending June 30, 2021.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company had no accrual for interest or penalties as of March 31, 2021.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California.

Use of Estimates

Generally accepted accounting principles require that the consolidated financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock, stock-based compensation, and valuation allowance relating to the Company’s deferred tax assets. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”). Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were no potentially dilutive securities for the period ended March 31, 2021 and year ended June 30, 2020.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

•Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s consolidated financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these consolidated financial instruments.

Derivative Liability

FASB ASC 815, Derivatives and Hedging requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of March 31, 2021, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note. Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) established ASC Topic 842, “Leases”, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessees to now recognize operating leases on the balance sheet and disclose key information about leasing arrangements. ASC Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition

to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Lessor accounting under the new standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. Adoption of this standard did not result in any material changes to the financial statements.

Inventories

Inventory, consisting of raw materials, work in process and products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers and returns to product vendors. As of March 31, 2021, the Company had inventories of approximately $43,373. The Company has no allowance for inventory reserves.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material on the Company’s financial statements and financial statement disclosures.

Note 2 – Notes Payable

In March 2018, the Company issued notes that carry an 8% annual interest rate and mature through December 31, 2019. In December 2019, $5,119 of principal was converted into Company common stock and payments were made of $11,381. In March 2020, the note was exchanged for a convertible promissory note that accrues interest at 10% per annum and matures on March 11, 2021.  The principal balance of the new note is $77,235 as of March 31, 2021.

On July 3, 2019, the Company issued a $250,000 convertible promissory note (the “July 2019 Note”) to a lender (the “Lender”).  According to the terms the Lender funded the July 2019 Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The balance of the July 2019 Note was $250,000 on March 31, 2021 and matures July 3, 2021.

On October 1, 2019, the Company entered into a securities purchase agreement with an investor (“Investor”) to issue up to $220,000 of convertible promissory notes tranches of $55,000 at the Investor’s discretion. Through June 30, 2020, two tranches were issued, and the balance of these promissory notes was $110,000. These notes accrue interest at 10% per annum.  On July 20, 2020, these two notes were extended through September 30, 2020 and October 30, 2020, respectively.  As an inducement to extend the notes, the Company promised to issue 277,012 shares of common stock valued at $40,000 to the Investor.  On September 29, 2020, the Company paid $81,675 towards the first tranche which includes principal of $55,000, prepayment penalty of $21,175 and accrued interest of $5,500.  Additionally, the Company issued 153,410 shares of common stock valued at $0.20 per share, or $30,682, to the Investor.  On October 29, 2020, the Company paid $81,553 toward the final tranche of the notes issued on October 1, 2019, which consists of principal of $55,000, interest of $5,410 and a prepayment penalty of $21,143.  The Company also issued 123,602 shares to the Investor valued at $14,832 in conjunction with the prior extension of this note.

On November 22, 2019, Company issued a $170,000 convertible promissory note (the “November 2019 Note”) to the Lender that accrues interest at 12% per annum.  The July and November Notes contain embedded derivatives, see Note 7.

On April 7, 2020, the Company entered into a securities purchase agreement with an investor pursuant to which the Company sold a convertible note (“April 2020 Note”) bearing 8% interest in the principal amount of $111,290. On October 27, 2020, the Company entered into an agreement to pay off the April 2020 Note with $75,000, 416,295 shares of common stock at $0.1328 per share, or $55,484 and 188,253 shares, valued at $0.1328 per share, or $25,000.  During the nine months ended March 31, 2021, the Company paid off the note with $75,000 and issued the 604,548 shares to the investor.

On July 14, 2020 and October 21, 2020, the Company sold convertible notes bearing 12% interest in the principal amounts of $340,000 and $348,000, respectively.  Subject to certain ownership limitations, the notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $0.144.  The embedded conversion features of these notes were valued at $85,000 and $135,333, respectively, and is amortized over the life of the notes.

On January 12, 2021, the Company sold convertible notes bearing 12% interest on the principal amount of $360,000, respectively. The principal amount was agreed to be paid in two tranches of $180,000 each, received on February19, 2021 and March 08, 2021. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $0.144. The embedded conversion features of this note were valued at $35,500 and $7,500 for each tranche received and are amortized over the life of the note.

Amount
Balance of notes payable, net of discount on June 30, 2020	$522,283
Issuances of debt, net of discount	787,667
Amortization of debt discount	231,786
Payments on notes payable	(185,000)
Payment of notes payable with issuance of common stock	(36,290)
Balance of notes payable, net of discount as of March 31, 2021	$1,320,446

Note 3 – Related Party Transactions

Due to Officer

During the year ending June 30, 2018, the Company received advances from its officer to pay for certain operating expenses. The balance due to the officer as of March 31, 2021 and June 30, 2020 was $6,428. There are no definitive repayment terms, and no interest is accruing on these advances.

Note 4 – Concentrations

Cash Concentration

The Company maintains its cash and cash equivalents at a financial institution which may, at times, exceed federally insured limits.  As of March 31, 2021, the Company’s cash balance exceeded the FDIC insurance limit by $183,945. The Company has not experienced any losses in such accounts.

Note 5 – Commitments and Contingencies

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business.  The Company was not a party to any specific legal actions or claims as of March 31, 2021.

Agreements

On April 4, 2018, the Company entered into an agreement with GHS, where the Company is entitled, at its sole discretion, to request equity investments of up to $5 million over twenty-four months following an effective registration of the underlying shares.

On April 22, 2020, the Company, entered into a letter agreement with Maxim Group, LLC (“Maxim”) for Maxim to provide general financial advisory, investment banking, and digital marketing services for the Company.  The fees paid to Maxim in exchange for the services under the agreement are a combination of cash and common stock.  On May 7, 2020, the Company issued 2,250,000 shares of common stock to Maxim.

On July 21, 2020, the Company, entered into a letter agreement (the “Agreement”) with Carter, Terry & Company (“CT&Co”) for CT&Co to act as the Company’s exclusive financial advisor and placement agent, on a best efforts basis.  Under the terms of the Agreement, CT&Co will be the Company’s exclusive financial advisor for an initial period of thirty (30) days and then reverting to a non-exclusive financial advisor for the next twelve (12) months, with an option to extend for an additional six (6) months.  Both the Company and CT&Co may cancel the Agreement at any time upon written notice to the other party.  Within five (5) days of execution of the Agreement, the Company shall issue 500,000 shares of its restricted common stock to CT&Co.  As additional consideration, the Company shall pay CT&Co a success fee of ten percent (10%) of the amount of any equity or hybrid equity capital raised up to $1,000,000, eight percent (8%) of the amount of any equity or hybrid equity capital raised up to $5,000,000, and six percent (6%) of the amount of any equity or hybrid equity capital raised over $5,000,000.  In connection with the compensation set forth above, the Company shall also issue to CT&Co restricted shares of its common stock equal to four percent (4%) of the capital raised divided by the last reported closing price of the Company’s common stock on the date of the close.

Common Stock Payable

As of March 31, 2021, and June 30, 2020, the Company owes $54,999 and $80,000 worth of common stock to vendors for services rendered, respectively.

Other Risks

On March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic, and the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common shares. While we did not incur significant disruptions from the COVID-19 pandemic during the quarter ended March 31, 2021, this situation could have an impact on our future business and results of operations in 2021 that may be material but cannot be reasonably estimated at this time due to numerous uncertainties.

Note 6 – Stockholders’ Deficit

As of March 31, 2021, and June 30, 2020, there were 134,488,320 and 127,037,531 shares of common stock issued and outstanding, respectively.

On October 22, 2020, the Company entered into a securities purchase agreement with an investor where the Company issued 1,200,000 shares of common stock valued at $0.10 per share, or $120,000.

Common stock issued for services and stock options

During the nine months ended March 31, 2021 and 2020, the Company issued 5,229,030 and 4,527,857 shares of common stock to third parties for services valued at $465,378 and $736,450, respectively, with prices between $0.13 and $0.24 per share.

For the nine months ended March 31, 2021 and 2020, the Company recognized stock compensation expense on outstanding restricted stock awards of $1,161,208 and 1,054,688, respectively.  Between January 28, 2021 and March 16, 2021, the Company issued 527,714 shares of common stock valued at $0.14 per share, or $71,009 to consultants for services rendered.

During the third quarter of 2021, the Company granted 1,094,959 stock options, in the aggregate, to its board members.  The options vest pro-rata over the member’s term, have exercise prices between $0.14 and $0.17 and expire in five years from the date of grant.

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Life (Years)
Outstanding – December 31, 2020	-	$-	-
Granted	1,094,959	0.16	5
Forfeited	-	-	-
Exercised	-	-	-
Outstanding – March 31, 2021	1,094,959	$0.16	5

The Company recognized $23,169 of expense in connection with the options and valued with Black Scholes using the following inputs:

Quarter Ended March 31, 2021
Stock price	$0.16 - 0.17
Exercise price	$0.16 - 0.17
Expected term (in years)	3
Volatility (annual)	206.4%
Risk-free rate	0.22%

Shares issued for prepayment penalty

On September 29, 2020, the Company paid $81,675 towards one of its outstanding notes, which includes principal of $55,000, prepayment penalty of $21,175 and accrued interest of $5,500.  As an inducement to pay off the note early, the Company issued 153,410 shares of common stock valued at $0.20 per share, or $30,682 to the Investor (see Note 2).

On October 29, 2020, the Company paid $81,553 toward the final tranche of the notes issued on October 1, 2019, which consists of principal of $55,000, interest of $5,410 and a prepayment penalty of $21,143.  The Company also issued 123,602 shares to the creditor valued at $14,832 in conjunction with the prior extension of this note.

Equity component of issuance of convertible notes

On July 14, 2020 and October 21, 2020, the Company sold convertible notes bearing 12% interest in the principal amounts of $340,000 and $348,000, respectively.  Subject to certain ownership limitations, the notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $0.144.  The embedded conversion features of these notes were valued at $85,000 and $135,333, respectively, and is amortized over the life of the notes.

On January 12, 2021, the Company sold convertible notes bearing 12% interest on the principal amount of $360,000, respectively (see Note 2). The embedded conversion features of this note was valued at $40,000 and is amortized over the life of the note.

Note 7 – Derivative Liability

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate.  Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion option and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the three months ended March 31, 2021 is as follows:

Quarter Ended March 31, 2021
Stock price	$0.17
Exercise price	$0.22 – 0.37
Contractual term (in years)	0.25 – 0.64
Volatility (annual)	206%
Risk-free rate	0.03% - 0.07%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at March 31, 2021
	Quoted prices in	Significant other	Significant
	active markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	March 31, 2021
Derivative liability	$—	$—	$44,690	$44,690
Total	$—	$—	$44,690	$44,690

Fair Value measured at June 30, 2020
	Quoted prices in	Significant other	Significant
	active markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2020
Derivative liability	$-	$-	$248,173	$248,173
Total	$-	$-	$248,173	$248,173

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

●	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

●	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the period ended March 31, 2021.

During the nine months ended March 31, 2021 and 2020, the Company recorded a gain of $78,245 and a loss of $50,323, respectively, from the change in fair value of derivative liability.

The following table presents changes in Level 3 liabilities measured at fair value for the period ended March 31, 2021:

Derivative Liability
Balance – June 30, 2020	$248,173
Changes due to redemptions	(125,238)
Change in fair value of derivative liability	(78,245)
Balance – March 31, 2021	$44,690

The balance of the derivative liability at March 31, 2021 and June 30, 2020 was $44,690 and $248,173, respectively.

Note 8 – Subsequent Events

The Company has evaluated subsequent events after the balance sheet date through the date of this filing and found that there were no material events to disclose during this time.

Report of Independent Registered Public Accounting Firm

The Stockholders and the Board of Directors of

Applife Digital Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applife Digital Solutions, Inc. (collectively, the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the years in the two year period ended June 30, 2020 and 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2020, and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2020, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and will require additional capital to fund its current operating plan. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2019.

New York, NY

September 25, 2020

APPlife Digital Solutions, Inc.
Consolidated Balance Sheets

	June 30, 2020	June 30, 2019

ASSETS

Current assets
Cash	$85,707	$65,654
Prepaid expenses and other current assets	388,426	-
Inventories	43,675	-
Other current assets	7,574	-
Total current assets	525,382	65,654

Equity method investment	-	514,693

Total Assets	$525,382	$580,347

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$113,469	$85,276
Common stock payable	80,000	80,416
Notes payable	522,283	70,624
Derivative liability	248,173	19,824
Due to officer	6,428	9,580
Due to Smartrade Exchange Services, Inc.	-	61,034
Total current liabilities	970,353	326,754

Commitments and contingencies (note 6)

Stockholders’ equity (deficit)
Common stock, $0.001 par value, 500,000,000 shares authorized; 127,037,531 and 119,059,674 shares issued and outstanding as of June 30, 2020 and 2019, respectively	127,037	119,059
Additional paid-in capital	5,037,883	1,796,170
Accumulated deficit	(5,609,891)	(1,661,636)
Total stockholders’ equity (deficit)	(444,971)	253,593
Total liabilities and stockholders’ equity (deficit)	$525,382	$580,347

The accompanying notes are an integral part of these consolidated financial statements

APPlife Digital Solutions, Inc.
Consolidated Statements of Operations

	Year Ended June 30,
	2020	2019
Revenues	$2,969	$-
Cost of goods sold	(1,826)	-
Gross profit	1,143	-

Operating expenses	3,259,264	1,455,385
Impairment of equity method investment	500,055	-
Loss from equity method investment	14,638	21,023
Total operating expenses	3,773,957	1,476,408

Loss from operations	(3,772,814)	(1,476,408)

Other income (expense)
Interest expense	(185,512)	(13,838)
Loss on conversion of debt	(36,006)	-
Change in fair value of derivative liability	46,077	1,197

Net loss before provision for income taxes	(3,948,255)	(1,489,049)
Provision for income taxes	-	-
Net (loss)	$(3,948,255)	$(1,489,049)

Basic and diluted (loss) per share	$(0.12)	$(0.06)

Average number of common shares outstanding - basic and diluted	32,978,764	25,662,339

The accompanying notes are an integral part of these consolidated financial statements

APPlife Digital Solutions, Inc. Consolidated Statement of Stockholder's Equity (Deficit)

	Common Stock		Additional	Accumulated	Total Stockholder’s
	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balance, June 30, 2018	17,239,093	17,239	67,761	(172,587)	(87,587)
Common stock issued for cash	11,486,102	11,486	724,052	-	735,538
Common stock issued to employees	90,000,000	90,000	984,221	-	1,074,221
Common stock issued for services	334,479	334	20,136	-	20,470
Net loss	-	-	-	(1,489,049)	(1,489,049)
Balance, June 30, 2019	119,059,674	$119,059	$1,796,170	$(1,661,636)	$253,593

Common stock issued for cash	1,000,000	1,000	99,000	-	100,000
Stock compensation	-	-	2,007,285	-	2,007,285
Common stock issued for services	6,777,857	6,778	1,079,043	-	1,085,821
Conversion of notes payable to equity	200,000	200	42,800	-	43,000
Eliminate derivative liability upon repayment of debt	-	-	13,585	-	13,585
Net loss	-	-	-	(3,948,255)	(3,948,255)
Balance, June 30, 2020	127,037,531	$127,037	$5,037,883	$(5,609,891)	$(444,971)

The accompanying notes are an integral part of these consolidated financial statements

APPlife Digital Solutions, Inc.
Consolidated Statements of Cash Flows

	Year Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,948,255)	$(1,489,049)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Amortization	126,435	-
Issuance of common stock for services	1,085,821	20,470
Issuance of common stock to employee	-	1,074,221
Stock compensation expense	2,007,285	-
Impairment of investment	500,055	-
Issuance of notes payable for services	-	-
Loss from equity method investment	14,638	21,023
Common stock payable	(416)	80,416
Noncash interest expense	-	8,645
Change in fair value of derivative liability	(46,077)	(1,197)
Loss on conversion of debt	36,006	-
Changes in operating assets and liabilities:
Other current assets	(7,574)	-
Prepaid expenses	(388,426)	10,000
Inventories	(43,675)	-
Accounts payable and accrued expenses	36,792	58,779
Net cash (used) in operating activities	(627,391)	(216,692)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in affiliate	-	(317,716)
Net cash (used) in investing activities	-	(317,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	620,000	10,000
Payment on notes payable	(9,506)	(156,966)
Payment on amounts due to Smartrade Exchange Services, Inc.	(59,898)	-
Payment on amounts due to officer	(3,152)	-
Proceeds from issuance of common stock	100,000	735,538
Net cash provided in financing activities	647,444	588,572

Net increase in cash and cash equivalents	20,053	54,164
Cash and cash equivalents, beginning of period	65,654	11,490
Cash and cash equivalents, end of period	$85,707	$65,654

SUPPLEMENTAL NON-CASH DISCLOSURE:
Conversion of notes payable to equity	$5,119	$-
Eliminate derivative liability upon repayment of debt	$13,585	$-
Derivative liability related to convertible debt	$288,011	$-
Capitalize accrued interest after amendment to notes payable	$9,735	$-
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

APPlife Digital Solutions, Inc.

Notes to Audited Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. The Company’s mission is using digital technology to create eCommerce and Cloud based businesses that make life, business and living easier, more efficient and just smarter.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s subscription service that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.  There can be no assurance that any additional financings, would be available to the company unsatisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 6, creates additional uncertainty.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purpose of the consolidated statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for consolidated financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.  The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. There was no interest or penalties for the years ended June 30, 2020 and 2019.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California and New York.

Use of Estimates

Generally accepted accounting principles require that the financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock, stock-based compensation, and valuation allowance relating to the Company’s deferred tax assets. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”).  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were no potentially dilutive securities for the years ended June 30, 2020 and 2019.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these financial instruments.

Equity Method Investments

We originally accounted for our ownership in Smartrade Exchange Services, Inc (“Smartrade”) using the equity method of accounting during the quarter ended March 31, 2019. In prior periods, the investment was accounted for under the cost method. The equity method states that if the investment provides us the ability to exercise significant influence, but not control, over the investee, we account for the investment under the equity method. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is recorded at its initial carrying value in the balance sheet and is periodically adjusted for capital contributions, dividends received and the company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded as a component of other income (expense), net in the statements of operations. The Company’s effective ownership in Smartrade was 30% and 25% at June 30, 2020 and 2019, respectively. In addition, the Company fully impaired its investment in Smartrade during the 2020 fiscal year, see note 2.

Derivative Liability

FASB ASC 815, Derivatives and Hedging, requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of June 30, 2019, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note. Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) established ASC Topic 842, “Leases”, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessees to now recognize operating leases on the balance sheet and disclose key information about leasing arrangements. ASC Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Lessor accounting under the new standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. Adoption of this standard did not result in any material changes to the financial statements.

Inventories

Inventories, consisting of raw materials, work in process and products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers and returns to product vendors. As of June 30, 2020, the Company had inventories of $43,675. The Company has no allowance for inventory reserves.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material on the Company’s financial statements and financial statement disclosures

Note 2 — Investment in Smartrade Exchange Services, Inc.

On May 3, 2018, the Company entered into an agreement (“Subscription Agreement”) to purchase 21% of Smartrade Exchange Services, Inc. (“Smartrade”) for $450,000 in various tranches based on defined milestones. Payment shall be made in five installments, each are 45 days apart, over six months beginning on October 15, 2018, as each milestone is completed. On the date the agreement, Smartrade issued 4.66% of its common stock, on a fully diluted basis, to the Company. In exchange, the Company paid the first installment to Smartrade of $100,000 on October 16, 2018.

On September 4, 2018, the Company acquired an additional 3% of Smartrade’s common stock for $64,286.  On October 18, 2018, the Company entered into an agreement to purchase an additional 1% of Smartrade’s common stock for $21,429 and receive a royalty of 2.5% of gross revenues of Smartrade to be distributed on a quarterly basis.  On December 7, 2018, the Company paid the second installment of $100,000 for an additional 4.66% of Smartrade’s common stock. On January 18, 2019, the Company paid the third installment of 100,000 for an additional 4.66 % of Smartrade’s common stock.

On March 5, 2019, the Company amended the Subscription Agreement that changed the final two payments.  In accordance with the terms of the amendment, on March 6, 2019, the Company paid $32,000 for 7.02% and the remaining $118,000 will be paid in agreed upon monthly payments.  This payment brought the total equity position in Smartrade to 25%.  Accordingly, at March 5, 2019, the Company changed its method of accounting the investment in Smartrade to the equity method. In October 2019, Company gained an additional 5% of Smartrade, in exchange for providing marketing services, bringing its equity position to 30%.

During the third quarter of 2020, Smartrade suspended operations. Because of this and other factors, the Company considered its investment in Smartrade more than temporarily impaired and recorded an impairment charge of $500,055 bringing the carrying value of this investments to $0.

At June 30, 2020 and 2019, the Company owned 30% and 25% of Smartrade’s common stock, respectively.

Note 3 – Notes Payable

In March 2018, the Company issued notes that carry an 8% annual interest rate and mature through December 31, 2019. In December 2019, $5,119 of principal was converted into Company common stock and payments were made of $11,381. In May 2020, the note was exchanged for a convertible promissory note that accrues interest at 10% per annum and matures on March 11, 2021.  The principal balance of the new note is $77,235 at June 30, 2020.

On July 3, 2019, the Company issued a $250,000 convertible promissory note (the “July 2019 Note”) to a lender (the “Lender”).  According to the terms the Lender funded the July 2019 Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The balance of the Note was $250,000 at June 30, 2020 and matures July 3, 2021.

On October 1, 2019, the Company entered into a securities purchase agreement with an investor (“Investor”) to issue up to $220,000 of convertible promissory notes tranches of $55,000 at the Investor’s discretion.  As of June 30, 2020, two tranches were issued, and the balance of these promissory notes was $110,000.  These notes accrue interest at 10% per annum.  On July 20, 2020, these two notes were extended through September 30, 2020 and October 30, 2020, respectively.

On November 22, 2019, Company issued a $170,000 convertible promissory note (the “November 2019 Note”) to the Lender that accrues interest at 12% per annum.  The July and November Notes contain embedded derivatives, see Note 8.

On April 7, 2020, the Company entered into a securities purchase agreement with an investor pursuant to which the Company sold a convertible note bearing 8% interest in the principal amount of $111,290.

Amount
Balance of notes payable, net of discount at June 30, 2019	$70,624
Issuances of debt, net of discount	341,724
Amortization of debt discount	126,435
Conversions of debt to equity	(5,119)
Payments on notes payable	(11,381)
Balance of notes payable, net of discount at June 30, 2020	$522,283

Note 4 – Related Party Transactions

Due to Officer

During the year ending June 30, 2018, the Company received advances from its officer to pay for certain operating expenses. The balance due to the officer at June 30, 2020 and 2021 was $6,428 and $9,580. There are no definitive repayment terms and no interest is accruing on these advances.

Due to Smartrade

At June 30, 2020 and 2019, the Company had a balance payable totaling $0 and $61,034, respectively, for the purchase of investment in Smartrade.  The investment was fully impaired as of June 30, 2020 (See Note 2).

Note 5 – Concentrations

Cash Concentration

The Company maintains its cash and cash equivalents at a financial institution which may, at times, exceed federally insured limits.  At June 30, 2020, the Company’s cash balance did not exceed the FDIC insurance limit.  The Company has not experienced any losses in such accounts.

Note 6 – Commitments and Contingencies

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business.  The Company was not a party to any specific legal actions or claims at June 30, 2020.

Agreements

On April 4, 2018, the Company entered into an agreement with GHS, where the Company is entitled, at its sole discretion, to request equity investments of up to $5 million over twenty-four months following an effective registration of the underlying shares.

On April 22, 2020, the Company, entered into a letter agreement with Maxim Group, LLC (“Maxim”) for Maxim to provide general financial advisory, investment banking, and digital marketing services for the Company.  The fees paid to Maxim in exchange for the services under the agreement are a combination of cash and common stock.  On May 7, 2020, the Company issued 2,250,000 shares of common stock to Maxim.

Common Stock Payable

As of June 30, 2020, and 2019, the Company owes third parties $80,000 and $80,416 worth of common stock for services rendered.

Other Risks

On March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic, and the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common shares. While we did not incur significant disruptions from the COVID-19 pandemic during the year ended June 30, 2020, this situation could have an impact on our future business and results of operations in 2021 that may be material, but cannot be reasonably estimated at this time due to numerous uncertainties.

Note 7 – Stockholders’ Equity (Deficit)

Common Stock

As of June 30, 2020, and 2019, there were 127,037,531 and 119,059,674 shares of common stock issued and outstanding, respectively.

During the year ended June 30, 2020 and 2019, the Company issued 1,000,000 and 11,486,102 shares of common stock pursuant to subscriptions agreements for $100,000 and $735,538, respectively, at prices between $0.049 and $0.10 per share.

During the year ended June 30, 2020 and 2019, the Company issued 6,777,857 and 334,479 shares of common stock to third parties for services valued at $1,085,821 and $20,470, respectively, with prices between $0.0612 and $0.40 per share.

During the year ended June 30, 2019, the Company issued 90,000,000 million shares of restricted common stock to the officer as compensation for services as Chief Executive Officer.  The shares vest over four years and were valued at $0.0625 per share. The shares are being expensed over four years, or $1.4 million per year.  For the year ended June 30, 2020 and 2019, $2,007,285 and $1,074,221 of stock compensation was recognized, respectively.

Prior to the Company’s stock trading on an exchange, the fair value of its shares of common stock was determined based on the price at which the Company was selling its shares of common stock to third party investors.

In December 2019, the Company issued 200,000 shares of common stock for the conversion of $6,994 of debt and accrued interest.

Note 8 – Derivative Liability

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion options and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the year ended June 30, 2020 is as follows:

Year Ended June 30, 2020
Stock price	$0.18
Exercise price	$0.133 – 0.405
Contractual term (in years)	0.77 – 1.39
Volatility (annual)	174% - 291%
Risk-free rate	0.16% – 1.80%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at June 30, 2020
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2020
Derivative liability	$-	$-	$248,173	$248,173
Total	$-	$-	$248,173	$248,173

	Fair value measured at June 30, 2019
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2019
Derivative liability	$-	$-	$19,824	$19,824
Total	$-	$-	$19,824	$19,824

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

•Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

•Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

•Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the years ended June 30, 2020 and 2019.

In the year ending June 30, 2020, the Company recorded a decrease in fair value of derivative liability of $46,077.

The following table presents the activity for derivative liabilities measured at estimated fair value:

Derivative Liability
Balance as of June 30, 2019	$19,824
Additions during the period	288,011
Change in fair value	(46,077)
Change due to conversion / exercise / redemptions	(13,585)
Balance as of June 30, 2020	$248,173

The balance of the derivative liability at June 30, 2020 and 2020 and 2019 was $248,173 and $19,824, respectively.

Note 9 – Prepaid Expenses

Prepaid expenses consist of the following:	June 30,
	2020	2019
Prepaid Expenses	$5,061	$-
Prepaid Insurance	6,911	-
Prepaid Stock	376,454	-
	$388,426	$-

Note 10 – Income Taxes

The Company files corporate income tax returns in the United States (federal) and in California.  Since the Company incurred net operating losses in every tax year since inception, the 2018, 2019 and 2020 income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

As of June 30, 2020, the Company had federal and state net operating loss carry forwards of $1,261,000.  Net operating losses generated since inception amounting to $1,261,000, no longer have an expiration for the years the Company has been operating. State net operating loss carryforwards will begin to expire in 2038 through 2040. The Company also had net operating losses of $8,900 in China which will expire in 2030. The Company has not completed its evaluation of net operating loss (“NOL”) utilization limitations under Internal Revenue Code, as amended (the “Code”), Section 382/383, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited as to the amount that could be utilized each year, or possibly eliminate, based on the Code, as amended.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but due to sustained losses, the NOL carryback provision of the CARES Act would not yield a benefit to us.

Other than minimum taxes, the company does not incur a provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:

	Year Ended June 30,
	2020	2019
Deferred tax assets
Net operating loss carryforward	$354,977	$158,800
Stock Based Compensation	317,400	300,600
Valuation allowance	(672,377)	(459,400)
Net deferred tax assets	$-	$-

Reconciliation of the statutory federal income tax to the Company's effective tax:
	Years Ended June 30,
	2020	2019
Statutory federal tax rate	21.00%	21.00%
State taxes, net of federal benefit	1.33%	6.98%
Non-deductible Stock Compensation	(14.45)%	-
Other	(2.49)%	-%
Valuation allowance	(5.39)%	(27.98)%
Provision for income taxes	-%	-%

Note 11 – Subsequent Events

On July 14, 2020, the Company entered into a $340,000 convertible promissory note (the “Note”) with a lender (the “Lender”).  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  If the Company has not paid the principal and interest due under Note to the Lender on or before the Maturity Date, upon the written demand of the Lender, the unpaid principal amount of all of this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, shall be converted into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of the this Note, together with all accrued and unpaid interest on the principal amount outstanding from time to time, as of the end of the day immediately prior to the Conversion Date by $0.144.  The Lender shall not be entitled to convert any amount that could case Lender to hold more that 9.99% of the Company’s common stock.  Further, Lender agrees not to sell daily the Conversion Stock for a period of six (6) months from a conversion date (“Trading Restriction Period”) in an amount greater than thirty percent (30%) of the ten (10) day daily average trading volume of the Company’s common stock.  Upon expiration of the Trading Restriction Period, the Lender shall have no restrictions relating to his Conversion Stock.

On July 21, 2020, the Company, entered into a letter agreement (the “Agreement”) with Carter, Terry & Company (“CT&Co”) for CT&Co to act as the Company’s exclusive financial advisor and placement agent, on a best efforts basis.  Under the terms of the Agreement, CT&Co will be the Company’s exclusive financial advisor for an initial period of thirty (30) days and then reverting to a non-exclusive financial advisor for the next twelve (12) months, with an option to extend for an additional six (6) months.  Both the Company and CT&Co may cancel the Agreement at any time upon written notice to the other party.  Within five (5) days of execution of the Agreement, the Company shall issue 500,000 shares of its restricted common stock to CT&Co.  As additional consideration, the Company shall pay CT&Co a success fee of ten percent (10%) of the amount of any equity or hybrid equity capital raised up to $1,000,000, eight percent (8%) of the amount of any equity or hybrid equity capital raised up to $5,000,000, and six percent (6%) of the amount of any equity or hybrid equity capital raised over $5,000,000.  In connection with the compensation set forth above, the Company shall also issue to CT&Co restricted shares of its common stock equal to four percent (4%) of the capital raised divided by the last reported closing price of the Company’s common stock on the date of the close.

On July 22, 2020, the Company issued 388,158 shares of common stock to board members valued between $0.19 and $0.20 per share, or $75,000.

On July 22, 2020, the Company also issued 140,199 shares of common stock to vendor for services valued at $20,000.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$327.30
Accounting Fees and Expenses	13,000.00
Legal Fees	12,000.00
Total	25,327.30

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our articles of incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

On January 28, 2021, the Company issued 309,524 shares of common stock valued at $0.14 per share, or $41,786 to investor relations and marketing consulting companies for services rendered.

On March 09, 2021, the Company issued additional 200,000 shares of common stock valued at $0.133 per share, or $26,740 to investor relation and marketing consulting companies for services rendered.

On March 16, 2021, the Company issued 18,190 shares of common stock valued at $0.136 per share, or $2,483, respectively to one of its directors as stock compensation for services rendered.

These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder.

ITEM 16. EXHIBITS

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Counsel on legality of securities being registered
10.1	Form of Subscription Agreement (2)
23.1	Consent of RBSM, LLP

(1)Filed with Registration Statement on Form S-1 on October 18, 2018

(2)Filed with Registration Statement on Form S-1/A on June 10, 2021

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 22 , 2021.

APPlife Digital Solutions, Inc.

/s/ Matt Reid
By: Matt Reid
Its: Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer , Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Matthew Reid	Principal Executive Officer, Principal Financial	June 22 , 2021
Officer, Principal Accounting Officer, Secretary and Director
Matthew Reid

/s/ Don Savant	Director	June 22 , 2021
Don Savant

/s/ Tracy Gray	Director	June 22 , 2021
Tracy Gray

/s/ Sid Ganis	Director	June 22 , 2021
Sid Ganis

/s/ Richard Walden	Director	June 22 , 2021
Richard Walden